QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

July 30, 2003

Syrus Madavi

  Re:    Transition Plan and Agreement

Dear Syrus:

        Further to our recent discussions, please allow this Transition Plan and Agreement ("Agreement") to confirm the terms of the plan that we have been discussing.

        As you know, the Company is preparing to transition the Chief Executive Officer position. The Company acknowledges that your support and assistance with this transition will be in the best interests of the Company, its stockholders and employees. We are grateful that you have elected to continue to support the Company during this transition period. This will allow us to preserve the substantial achievements and progress made at JDSU over the last year under your leadership. We have agreed that during the transition period you will work closely with the Board and the senior management team to insure an orderly transition. A more detailed transition plan may be worked out, recognizing that the Chairman of the Board will have the final discretion for such a plan as well as the duration of the transition period. You, of course, will also have the right to determine a final date for such period if you deem it to be in your best interests.

        The Company and you are parties to an Employment Agreement dated July 24, 2002 (the "Employment Agreement"). In recognition of your assistance with the transition, we have agreed to modify your Employment Agreement as follows (with all other terms and conditions thereof to continue unaffected by this letter): (a) any termination or cessation of your employment (including, without limitation, by your resignation), other than by the Company for Cause (as defined in the Employment Agreement), shall be a termination without Cause; and (b) upon any such termination or cessation, subject to your execution of a release of claims reasonably acceptable to the Company, and in full satisfaction of any and all obligations of the Company under the Employment Agreement, the Company will take the following actions and provide the following benefits: (i) provide those benefits listed in Section 5.a. of the Employment Agreement, and (ii) cause your November 2002 stock option grant to be fully accelerated, vested and exercisable for the full remaining original term of such stock option grant notwithstanding any provision in any stock option grant agreement or plan to the contrary.

        Please confirm your acceptance of the foregoing by signing below.

        Syrus, on behalf of the members of the Board of Directors of JDS Uniphase, I want to thank you for your leadership and accomplishments over this last year, during which time the Company has made significant progress. We look forward to your continued support, counsel and guidance during this transition period.

Very truly yours,

/s/ MARTIN A. KAPLAN Martin A. Kaplan Chairman of the Board of Directors JDS Uniphase Corporation
Agreed and Accepted:

/s/ SYRUS MADAVI Syrus Madavi

QuickLinks

  Exhibit 10.9